DIFFUSION PHARMACEUTICALS INC.
REGISTRATION RIGHTS AGREEMENT
DATED [●], 2017

TABLE OF CONTENTS

SECTION 1.	GENERAL. 1

1.1.	Definitions. 1

SECTION 2.	REGISTRATION; RESTRICTIONS ON TRANSFER. 3

2.1.	Registration. 3

2.2.	Registration Procedures. 4

2.3.	Expenses of Registration 6

2.4.	Delay of Registration; Agreement to Furnish Information; Suspension of Sales. 6

2.5.	Indemnification 7

2.6.	Assignment of Registration Rights 9

2.7.	Market Stand-Off Agreement 9

2.8.	Termination of Registration Provisions 9

SECTION 3.	MISCELLANEOUS. 9

3.1.	Governing Law 9

3.2.	Successors and Assigns 10

3.3.	Entire Agreement 10

3.4.	Severability 10

3.5.	Amendment and Waiver 10

3.6.	Delays or Omissions 10

TABLE OF CONTENTS

3.7.	Notices 11

3.8.	Titles and Subtitles 11

3.9.	Counterparts 11

3.10.	Pronouns 11

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the last date set forth on the signature page hereof by and between Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”), and the undersigned investor in the Offering (the “Investor”).
W I T N E S S E T H:
WHEREAS, the Company is conducting an Offering of up to $15,000,000 of its Series A Convertible Preferred Stock, which amount may be increased to $25,000,000 at the discretion of the Placement Agent and the Company;
WHEREAS, the Investor has purchased or intends to purchase shares of Preferred Stock in accordance with the terms of that certain subscription agreement related to the Offering by and between the Company and the Investor (the “Subscription Agreement”);
WHEREAS, as additional, supplemental consideration for Investor’s purchase of Securities, the Company has agreed to provide the Investor with certain registration rights with respect to Investor’s Registrable Shares (as defined herein) on the terms set forth herein; and
WHEREAS, capitalized terms used and not otherwise defined herein have the respective meanings given to them in the Subscription Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:
Section 1.GENERAL.
1.1.    Definitions. As used in this Agreement the following terms shall have the following respective meanings:
(a)    “Common Stock” means the Common Stock of the Company.
(b)    “Effectiveness Deadline” means, with respect to the Registration Statement, the ninetieth (90th) calendar day following the Final Closing (or, in the event the Commission reviews and has written comments to the Registration Statement, the one hundred twentieth (120th) calendar day following the Final Closing); provided, however, that if the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Registration Statement shall be the fifth (5th) Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Trading Day on which the Commission is open for business
(c)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)    “Filing Deadline” means, with respect to the Registration Statement required to be filed pursuant to Section 2(a), May 17, 2017.
(e)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(f)    “Holder” means any person owning of record Securities issued in the Offering that has executed and delivered to the Company a registration rights agreement with the Company in the form hereof prior to April 26, 2017.
(g)    “Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, issued in the Offering.
(h)    “Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post‑effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
(i)    “Registrable Shares” means the shares of Common Stock of any Holder that are (a) issued and outstanding, or issuable, pursuant to any conversion of the Preferred Stock, (b) issued and outstanding, or issuable, pursuant to any exercise of the Warrants and (c) issued and outstanding pursuant to the cumulative preferred dividend on each share of the Preferred Stock; provided, that any such shares of Common Stock shall cease to be Registrable Shares on the date which such shares of Common Stock may be sold or otherwise transferred, without volume or manner-of-sale restrictions, pursuant SEC Rule 144. The Registrable Shares described in clause (b) are sometimes referred to herein as the “Registrable Warrant Shares” and the Registrable Shares described in clauses (a) and (c) are sometimes referred to herein, collectively, as the “Registrable Preferred Shares”
(j)    “Registration Expenses” means all expenses incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding any transfer taxes, and Selling Expenses applicable to the sale).
(k)    “SEC” or “Commission” means the Securities and Exchange Commission.
(l)    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
(m)    “Securities Act” means the Securities Act of 1933, as amended.

(n)    “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale.
(o)    “Trading Day” means a day on which the principal Trading Market is open for trading.
(p)    “Trading Market” means the NASDAQ Capital Market; provided, that if the Common Stock ceases to be listed thereon, “Trading Market” shall mean (i) any other securities market or exchange on which the Common Stock is principally listed or quoted for trading on the date in question, including the NYSE MKT, the Nasdaq Global Market or the Nasdaq Global Select Market (or any successors to any of the foregoing) or (ii) if the Common Stock is not then listed or quoted for trading on any such securities market or exchange and if prices for the Common Stock are then reported in the “Pink Sheets,” OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices).
(q)    “Warrants” means the 5-year warrants received by each Holder to purchase one share of Common Stock for each share of Preferred Stock purchased by such Holder in the Offering.
SECTION 2.    REGISTRATION; RESTRICTIONS ON TRANSFER.
2.1.    Registration.
(a)    On or prior to the Filing Deadline, the Company shall prepare and file with the SEC a registration statement (including any related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement, the “Registration Statement”) to register, in accordance with the Securities Act, a number of shares of Common Stock equal to the number of Registrable Shares (a “Registration”). The Registration Statement shall be on Form S-3 (except if the Company is then ineligible to register for resale the Registrable Shares on Form S-3, in which case such registration shall be on such other form available to register for resale the Registrable Shares as a secondary offering) subject to the provisions of Section 2.1(c). Notwithstanding the registration obligations set forth in this Section 2.1, in the event the SEC informs the Company that all of the Registrable Shares cannot, as a result of the application of Rule 415 promulgated under the Securities Act, as such Rule may be amended from time to time, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC and/or (ii) withdraw the Registration Statement and file an alternative registration statement (the “Alternative Registration Statement”), in either case, covering the maximum number of Registrable Shares permitted to be registered by the SEC on Form S-3 or such other form available to register for resale the Registrable Shares as a secondary offering; provided, however, that prior to filing such amendment or Alternative Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Shares in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Shares permitted to be registered on the Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the

SEC for the registration of all or a greater number of Registrable Shares), unless otherwise directed in writing by a Holder as to its Registrable Shares, the number of Registrable Shares to be registered on such Registration Statement will be allocated to the Holders of such Registrable Shares in the following order of priority: first, on a pro rata basis based on the number of Registrable Warrant Shares held by all such Holders; and second, on a pro rata basis based on the number of Registrable Preferred Shares held by all such Holders. Any Registrable Shares excluded or withdrawn from such Registration Statement shall be withdrawn from the Registration and the Company shall have no obligation to register such securities with the SEC. For the avoidance of doubt, the Holders are not entitled to participate in any registration of the Company’s capital stock other than a registration resulting from this Section 2.1. In the event the Company amends the Registration Statement or files an Alternative Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Shares that were not registered for resale on the Registration Statement, as amended, or the Alternative Registration Statement, as amended (the “Remainder Registration Statements”)
(b)    The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable and, with respect to the Registration Statement or the Alternative Registration Statement, as applicable, no later than the Effectiveness Deadline (including filing with the SEC a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act), and shall use its commercially reasonable efforts to and keep such Registration Statement effective for as long as such shares of Common Stock are Registrable Shares (the “Effectiveness Period”). The Company, in its sole discretion, may deregister all shares that are no longer Registrable Shares. The Company shall telephonically request effectiveness of the Registration Statement as of 4:00 P.M. New York City time on a Trading Day. The Company shall promptly notify the Holders via facsimile or electronic mail file of the effectiveness of the Registration Statement within three (3) Trading Days that the Company telephonically confirms effectiveness with the SEC. The Company shall, by 5:30 P.M. New York City time on the second Trading Day after the Effective Date, file a final Prospectus with the SEC, as required by Rule 424(b) promulgated under the Securities Act.
(c)    In the event that Form S-3 is not available for the registration of the resale of Registrable Shares hereunder, the Company shall use commercially reasonable efforts to (i) register the resale of the Registrable Shares on another appropriate form and (ii) undertake to register the Registrable Shares on Form S-3 after such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Shares has been declared effective by the SEC.
(d)    Each Holder agrees to furnish to the Company the information set forth in the Acknowledge, Notice and Questionnaire at the end of this Agreement. The Company will notify each Holder of any information the Company requires from that Holder other than the information contained herein, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within two (2) Trading Days after such notification. Each Holder further agrees that it shall not be entitled to be named as a selling security holder in the Registration Statement or use the Prospectus for offers and resales of Registrable Shares at any time, unless such Holder has returned to the Company a completed and signed this Agreement (including the Acknowledgement, Notice and Questionnaire at the end of this Agreement) and a response to any requests for further information as described in the previous sentence. The Company has no obligation to include any such Holder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment or supplement thereto or to include (to the extent not theretofore included) in the Registration Statement the Registrable Shares identified in such request for further information. Each Holder acknowledges and agrees that the information provided by such Holder herein or in any request for further information as described in this Section 2(d) will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.
(e)    If the Company intends to distribute the Registrable Shares by means of an underwriting, it shall have sole discretion to select such underwriters. In such event, the right of any Holder to include its Registrable Shares in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting to the extent provided herein. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the Registration.
2.2.    Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall use its commercially reasonable efforts to:
(a)    Cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of the Company, to conduct a reasonable investigation within the meaning of the Securities Act.
(b)    (i) Prepare and file with the SEC such amendments (including post‑effective amendments) and supplements, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Shares for its Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably possible, provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as “Selling Stockholders” but not any comments that would result in the disclosure to the Holders of material and non-public information concerning the Company; and (iv) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Shares covered by the Registration Statement until such time as all of such Registrable Shares shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Holders thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, however, that each Holder shall be responsible for the delivery of the Prospectus to the Persons to whom such Holder sells any Registrable Shares (including in accordance with Rule 172 promulgated under the Securities Act), and each Holder agrees to dispose of Registrable Shares in compliance with the “Plan of Distribution” described in the Registration Statement and otherwise in compliance with applicable federal and state securities laws. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 2.2(b)) by reason of the Company filing Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC as promptly as reasonably possible.
(c)    Notify, as promptly as reasonably practicable, each Holder of Registrable Shares covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(d)    Avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as soon as practicable.
(e)    If requested by a Holder, furnish to such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system.
(f)    Prior to any resale of Registrable Shares by a Holder, register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Shares for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Shares covered by each Registration Statement; provided, however that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.
(g)    If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates or book-entry statements representing Registrable Shares to be delivered to a transferee pursuant to the Registration Statement.
(h)    Cooperate with any registered broker through which a Holder proposes to resell its Registrable Shares in effecting a filing with Financial Industry Regulatory Authority (“FINRA”) pursuant to FINRA Rule 2710 as requested by any such Holder; provided, however, that the Holder shall pay the filing fee required.
2.3.    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to Section 2.1 herein shall be borne by the Company. All Selling Expenses incurred in connection with any Registration hereunder, shall be borne by the Holders.
2.4.    Delay of Registration; Agreement to Furnish Information; Suspension of Sales.
(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the selling Holders shall furnish to the Company such information regarding themselves and the Registrable Shares held by them as shall be required to effect the Registration of their Registrable Shares, including but not limited to the information required pursuant to Section 2.1(d). Each Holder acknowledges and agrees that the information provided to the Company will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.
(c)    Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.7 below or that are necessary to give further effect thereto, including but not limited to powers of attorney and the Acknowledgement, Notice and Questionnaire at the end of this Agreement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock subject to the foregoing restriction until the end of said one hundred eighty (180) calendar day period set forth in Section 2.7.
(d)    Each Holder agrees that any transferee who has become such other than pursuant to the Registration Statement of any shares of Registrable Shares shall be bound by this Section 2.4 and Section 2.7. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 2.4 and Section 2.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
(e)    The Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of shares of Common Stock beneficially owned by such Holder and any affiliate thereof, (ii) any FINRA affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock and (iv) any other information as may be requested by the Commission, FINRA or any state securities commission.
(f)    Upon notification by the Company pursuant to Section 2.2(c), the Holders shall suspend all transactions under the Registration Statement until such time as the Company has amended or supplemented such Registration Statement in accordance with its obligations under Section 2.2(c).

2.5.    Indemnification. In the event any Registrable Shares are included in a Registration Statement under Section 2.1:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such Registration Statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
(b)    To the extent permitted by law, each Holder will, if Registrable Shares held by such Holder are included in the securities as to which such Registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such Registration Statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such Registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided however, that the indemnity agreement contained in this Section 2.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.5 exceed the net proceeds from the offering received by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.5.
(d)    If the indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that (i) in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section

2.5(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.5(b), exceed the proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.
(e)    The obligations of the Company and Holders under this Section 2.5 shall survive completion of any offering of Registrable Shares in a Registration Statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
2.6.    Assignment of Registration Rights. The rights to cause the Company to register Registrable Shares pursuant to Section 2.1 may be assigned by a Holder to a transferee or assignee of Registrable Shares (for so long as such shares remain Registrable Shares) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company or (b) is a Holder’s family member or trust for the benefit of an individual Holder; provided, however, (i) the transferor shall, prior to consummating such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the Securities with respect to which such registration rights are being assigned, (ii) such transferee shall agree to be subject to all restrictions and obligations set forth in this Agreement and (iii) such transferee shall agree not to sell such Registrable Shares under the Registration Statement until such time as the Company has concluded that the transferee is eligible to sell such Registrable Shares under the Registration Statement.
2.7.    Market Stand-Off Agreement. If requested by an underwriter, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock of the Company held by such Holder for a period specified by the representative of the underwriters of Common Stock of the Company not to exceed one hundred twenty (120) calendar days following the effective date of a Registration Statement of the Company filed under the Securities Act.
2.8.    Termination of Registration Provisions. With respect to any Holder, all provisions in Section 2 of this Agreement (other than Section 2.5 and 2.7) shall expire and terminate upon the earlier of (i) sixty-six (66) months after the issue date of the Preferred Stock or (ii) when all Registrable Shares of such Holders are eligible to be sold without restriction under SEC Rule 144 or another similar exemption under the Securities Act of the Securities Act.
SECTION 3.    MISCELLANEOUS.
3.1.    Governing Law. Any action, arbitration, claim, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau, or commission in any domestic or foreign jurisdiction, any appropriate division of any of the foregoing or any arbitrator, or other legal action (each, a “Proceeding”) relating to this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the actions contemplated by this Agreement (whether brought against a party hereto or its affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the Southern District of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Southern District of New York for the adjudication of any Proceeding related to this Agreement or the actions contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any Proceeding that it is not personally subject to the jurisdiction of any such court, that Proceeding is improper or is an inconvenient venue for such Proceeding.
3.2.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. Before the Company records a stock transfer on its corporate record books or issues shares of its capital stock to any person following such transfer or issuance and such person is not a party to this Agreement, such person shall be required to first execute and deliver to the Company a counterpart signature page to this Agreement pursuant to which such person agrees to be bound by all of the terms and conditions of this Agreement (as it may have been amended), and the failure of any such person to do so shall preclude the Company from recording such a transfer or issuance on its corporate record books. The addition of any such person as a party to this Agreement shall not be deemed an amendment to this Agreement pursuant to Section 3.5 of this Agreement and shall not require the consent of any of the other parties to this Agreement.
3.3.    Entire Agreement. This Agreement, the Subscription Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
3.4.    Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.
3.5.    Amendment and Waiver.
(a)    Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the Holders of at least a majority of the Registrable Shares.

(b)    Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the Holders of at least a majority of the Registrable Shares.
(c)    For the purposes of determining the number of Holders entitled to exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.
3.6.    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
3.7.    Notices. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, delivered by hand against written receipt therefor, or sent in portable document format (“pdf”) via electronic mail, addressed as follows:
if to the Company, to it at:
Diffusion Pharmaceuticals Inc.
2020 Avon Court, Suite 4
Charlottesville, Virginia 22902
Attn: David Kalergis, Chief Executive Officer
Email: dkalergis@diffusionpharma.com

With a copy to (which shall not constitute notice):

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attn: David Rosenthal, Esq.
Email: david.rosenthal@dechert.com

if to the Investor, to the Investor’s address indicated on the signature page of this such Investor’s Subscription Agreement.

Notices shall be deemed to have been given or delivered (i) on the third (3rd) business day following the date of postmark in the case of delivery by registered or certified mail, (ii) on the date of delivery in the case of delivery by hand or (iii) on the date of delivery if delivered by electronic mail; provided that if such e-mail is received after 4:00 p.m. Eastern Time on a business day or at any time on a non-business day, such notice shall be deemed delivered on the following business day.

3.8.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
3.9.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission or pdf shall constitute effective and binding execution and delivery of this Agreement.
3.10.    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
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The undersigned hereby acknowledges and is advised of the following Interpretation A.65 of the July 1997 SEC Manual of Publicly Available Telephone Interpretations regarding short selling:
“An Issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling stockholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement become effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.”
By returning an executed copy of this Agreement, the undersigned will be deemed to be aware of the foregoing interpretation and to have confirmed that, to the best of the undersigned’s knowledge and belief, the foregoing statements (including without limitation the answers to this Acknowledgment, Notice and Questionnaire) are true, correct and complete.
PLEASE FAX OR E-MAIL A COPY OF THE COMPLETED AND EXECUTED ACKNOWLEDGEMENT, NOTICE AND QUESTIONNAIRE, AS WELL AS THE SIGNATURE PAGE THAT FOLLOWS, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Kevin Silk
Dechert LLP
2929 Arch Street
Philadelphia, Pennsylvania 19104
Fax: 215-655-2506
Email: kevin.silk@dechert.com

*******************************************

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Agreement to be executed and delivered either in person or by its duly authorized agent.

Signature                    Signature (if shares are held jointly)

Name Typed or Printed                Name Typed or Printed

Title (if Investor is an Entity)            Title (if Investor is an Entity)

AGREED AND ACCEPTED:
DIFFUSION PHARMACEUTICALS INC.

By:____________________________________
Name:
Title:
Dated: _________________, 2017